1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD OBTAINS FINANCING TO PROCEED WITH
COLUMBUS SILVER ACQUISITION

ALBUQUERQUE, New Mexico – January 5, 2012 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce it has satisfied an important financing condition to proceed with its acquisition of Columbus Silver Corporation (TSXV: CSC). Santa Fe’s $20 million debt financing announced December 23, 2011 provides for a conditional $10 million facility earmarked for the acquisition of Columbus Silver and satisfies the financing requirement under the definitive agreement between Santa Fe and Columbus Silver. The acquisition, when completed, will add significantly to

Santa Fe’s silver and gold resources potentially available for processing at its fully permitted and operating flotation mill near Lordsburg, New Mexico.

Santa Fe announced December 15, 2011 it had conditionally agreed to acquire all of the common stock of Columbus Silver for CDN$0.20 per share in a cash transaction valued at approximately $10 million. The parties have agreed to use commercially reasonable efforts to complete the transaction by March 31, 2012, and in any event by May 31, 2012. The acquisition remains subject to conditions, including Columbus Silver obtaining shareholder and regulatory approvals.

Santa Fe’s President and CEO, Pierce Carson, said “As a result of a series of transactions recently completed, the Company now has a much stronger balance sheet and is in a position to move forward with the strategic acquisition of Columbus Silver. These transactions include completion of $20 million in long term debt financing and an additional $5 million revolving credit facility, retirement of $5 million of short term debt, and conversion to equity at $1.00 per share of $13.5 million in convertible debt due December 31, 2012.”

Dr. Carson continued, “We believe that collectively these transactions represent an important milestone for Santa Fe. We now enjoy an enhanced capital structure, which should provide the platform for us to execute our strategic long-term growth objectives, including expansion of our Lordsburg mining and milling operations and development of the Ortiz gold project.”

Additional Information:
The Arrangement and Financing Agreements with Columbus Silver will be included as Exhibits to Santa Fe’s Current Report on Form 8-K to be filed with the SEC, and available at www.sec.gov and at www.sedar.com.

About Santa Fe Gold:
Santa Fe Gold is a U.S. -based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico, which began processing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona.

Santa Fe Gold intends to build a portfolio of high -quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852